UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 24, 2007

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2007, two of the Company’s insurance subsidiaries, Philadelphia Indemnity Insurance Company ("PIIC") and Philadelphia Insurance Company ("PIC"), entered into the following reinsurance agreement with various reinsurers which is effective during the two-year period March 1, 2007 through February 28, 2009. The reinsurance coverage purchased is described below.

PIIC and PIC purchased Terrorism Excess of Loss reinsurance coverage applicable to business written by PIIC and PIC. This agreement provides, on an annual basis, in the aggregate, $50.0 million of coverage for losses arising from acts of terrorism incurred in excess of $10.0 million, after all applicable inuring reinsurance coverages. This agreement allows one reinstatement on an annual basis at the same cost as the initial coverage. The participating reinsurers are Lloyds Catlin Syndicate (SJC # 2003), Lloyds MAP Syndicate (MAP # 2791) and Lloyds BRIT Syndicate (BRT # 2987), all at varying levels of participation for a total of 80% participation by these reinsurers for the entire two-year term of the agreement, and Validus Re for 20% participation, but only for a one-year term from March 1, 2007 through February 29, 2008. The total cost of this reinsurance coverage is $3.6 million for the first twelve-month term, reflecting the 100% participation by all of the reinsurers, and $2.9 million during the second twelve-month term, reflecting the 80% participation by the reinsurers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

March 28, 2007	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Secretary, Treasurer and Chief Financial Officer